Exhibit 99.1
agilon health Reports Fourth Quarter 2023 Results
Revenue increased 72% to $1.06 billion in the fourth quarter 2023, Medicare Advantage membership increased 68% to 388,400, and total members on the agilon platform grew to 477,700 as of December 31, 2023
2023 performance impacted by acceleration in medical costs due to macro dynamics, revised 2024 guidance assumes continuation of higher medical cost trends
Executing targeted action plan with focus on measured growth, Class of 2025 expected to add at least 60,000 Medicare Advantage members across 5 physician groups
AUSTIN, T.X., February 27, 2024 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, announced results for the fourth quarter and fiscal year ended December 31, 2023.
“agilon is navigating through a complex transition period for the Medicare Advantage industry and for our company, and we are taking significant actions to help mitigate the impact of this evolving environment and strengthening our reserves,” said Steve Sell, chief executive officer. “While near-term dynamics are negatively affecting our financial results, demand for our platform and the fundamental drivers of our business remain strong as we continue to deliver significant value to patients, payors, and our PCP partners. We believe we are well positioned to accelerate performance over the medium and long-term.”
Fourth Quarter and Fiscal Year 2023 Results:
•Total members on the agilon platform increased to 477,700 as of December 31, 2023, including 388,400 Medicare Advantage members and 89,300 ACO REACH beneficiaries. Medicare Advantage membership increased 68%, with 11% growth in same geographies.
•Total revenue of $1.06 billion in the fourth quarter 2023 increased 72% compared to $615 million in the fourth quarter 2022. For the fiscal year 2023, total revenue of $4.32 billion increased 81% compared to $2.39 billion in 2022.
•Gross profit of negative $95 million in the fourth quarter 2023 compared to $16 million in the fourth quarter 2022. For the fiscal year 2023, gross profit of $70 million compared to $111 million in 2022. Net loss of $230 million in the fourth quarter 2023 compared to a loss of $57 million in the fourth quarter 2022. For the fiscal year 2023, net loss of $263 million compared to a loss of $107 million in 2022.
•Medical margin of negative $102 million during the fourth quarter 2023, compared to $63 million in the fourth quarter 2022. For the fiscal year 2023, Medical Margin of $299 million, compared to $291 million in 2022. Medical Margin during the fourth quarter 2023 was negatively impacted by accelerating medical costs including prior period development from previous quarters.
•Adjusted EBITDA loss of $137 million in the fourth quarter 2023, compared to an Adjusted EBITDA loss of $32 million in the fourth quarter 2022. For the fiscal year 2023, Adjusted EBITDA loss of $95 million, compared to an Adjusted EBITDA loss of $45 million in the fiscal year 2022.

Key Financial and Operating Metrics ($M):
(Fourth Quarter 2023 vs. 2022)

	Three Months Ended December 31,		Change
	2023	2022	% YoY
Medicare Advantage Members[1]	388,400	230,800	68%
ACO REACH Members[1,2]	89,300	89,000	—%
Total Members Live on Platform[1,2]	477,700	319,800	49%
Avg. Medicare Advantage Members	391,700	233,300	68%
Total revenues	$1,056	$615	72%
Gross Profit	($95)	$16	NM
Medical Margin	($102)	$63	NM
Net Loss	($230)	($57)	NM
Adjusted EBITDA[3]	($137)	($32)	NM
Geography Entry Costs	$26	$32	(19%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO REACH entities are not included within its consolidated financial results.
3.agilon's ACO REACH entities contributed $6 million and $8 million to Adjusted EBITDA during the fourth quarter 2023 and fourth quarter 2022, respectively.
Key Financial and Operating Metrics ($M):
(Fiscal Year 2023 vs. 2022)

	Twelve Months Ended December 31,		Change
	2023	2022	% YoY
Medicare Advantage Members[1]	388,400	230,800	68%
ACO REACH Members[1,2]	89,300	89,000	—%
Total Members Live on Platform[1,2]	477,700	319,800	49%
Avg. Medicare Advantage Members	379,400	225,100	69%
Total revenues	$4,316	$2,388	81%
Gross Profit	$70	$111	(37%)
Medical Margin	$299	$291	3%
Net Loss	($263)	($107)	NM
Adjusted EBITDA[3]	($95)	($45)	NM
Geography Entry Costs	$75	$68	10%
1.Membership metrics reflect end of period results.
2.agilon’s ACO REACH entities are not included within its consolidated financial results.
3.agilon's ACO REACH entities contributed $39 million and $14 million to Adjusted EBITDA during the fiscal year 2023 and fiscal year 2022, respectively.

Medical Margin Performance Details
For the fiscal year 2023, Medical Margin of $299 million was approximately $51 million below the midpoint of the company’s guidance of range of $340 million to $360 million provided on January 5, 2024. The company estimates approximately $38 million of the lower Medical Margin is from costs and revenue attributable to the fourth quarter and $13 million of the lower Medical Margin is attributable to costs and revenue attributable previous periods.
Relative to the company’s previous guidance, the lower Medical Margin was primarily driven by two factors. First, as the company completed the financial closing process in February, it received updated data including relatively complete claims data from its largest payors, and additional information such as seasonality factors and census data. The company completed its analysis of this data in mid-February, with support from internal and external actuaries, which indicated medical claims were higher than the company’s previous estimate. Second, in light of this new information and the dynamic utilization environment, the company strengthened its reserve position for incurred but not reported medical claims. A range of reserve scenarios were developed and the company has reserved at the high-end of its estimates. The company believes this is a prudent approach given the environment.
Performance Action Plan
On January 5, 2024 agilon health announced a targeted action plan to improve performance. This plan includes expanding onboarding support for newer primary care physicians (PCPs) in mature markets, refining payor partnerships, improving data visibility and analytics, and accelerating operating efficiency. Management anticipates these actions will support growth in Adjusted EBITDA in 2024 and beyond.
The company has made solid progress on the targeted action plan. Progress to date includes physician trainings in mature markets with 90% of new physicians in those markets to be trained during the first half of 2024; increased data visibility from most all national and large regional payors as well as targeted changes to our percentage of premium rates in key markets; onboarding of payor data into the company’s new financial pipeline with over 55% of membership data expected in the first quarter and over 75% of membership data during the second quarter; and a reduction in platform support to 3% of revenue in 2024.
Class of 2025 New Partners
agilon health anticipates the Class of 2025 new partners will include at least 5 physician groups with more than 60,000 new Medicare Advantage (MA) members. Beginning in 2025, the agilon health physician network will expand to at least 36 physician groups and 3,000 primary care physicians.
agilon health now anticipates geographic entry costs will be in the range of $55 million to $65 million, down from the company’s previous expectation of ~$70 million. Given the current environment, agilon health is taking a measured approach to growth for the Class of 2025.
Capital Position and Balance Sheet
agilon health’s balance sheet as of December 31, 2023 included cash, cash equivalents and marketable securities of $495 million and total debt of $39 million. In addition, agilon health has $22 million of cash associated with the company’s unconsolidated ACO REACH entities.

Outlook for Fiscal Year 2024 ($M):
agilon health’s updated guidance assumes that the higher medical cost trend from 2023 will continue in 2024. Revised guidance assumes a medical cost trend of approximately 6.6% in 2024 for Year 2+ markets, which is 250 bps above the company’s prior expectation and compares to the 7.0% medical cost trend observed in 2023. Medical cost trend includes the impact of the company’s clinical programs and excludes the impact from non-medical costs (e.g., supplemental benefits), which is expected to drive less impact to cost trend in 2024 compared to 2023.

	Year Ended December 31, 2024
	Updated Guidance[1]		Previous Guidance
	Low	High	Low	High
Medicare Advantage Members[1]	540,000	550,000	548,000	553,000
ACO REACH Members[1,2]	120,000	125,000	N/A	N/A
Total Members Live on Platform[1]	660,000	675,000	N/A	N/A
Avg. Medicare Advantage Members	527,000	536,000	N/A	N/A
Total Revenues	$6,350	$6,465	$6,350	$6,420
Medical Margin	$400	$450	$560	$600
Adjusted EBITDA[3]	($60)	($15)	$40	$60
Geography Entry Costs[4]	$65	$55	$70	$70
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO REACH entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO REACH is expected to be approximately $40 million for fiscal year 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
Outlook for First Quarter 2024 ($M):

	Quarter Ended March 31, 2024
	Low	High
Medicare Advantage Members[1]	520,000	530,000
ACO REACH Members[1,2]	125,000	130,000
Total Members Live on Platform[1]	645,000	660,000
Avg. Medicare Advantage Members	516,000	525,000
Total Revenues	$1,605	$1,630
Medical Margin	$155	$170
Adjusted EBITDA[3]	$15	$25
Geography Entry Costs[4]	$23	$20
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO REACH entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO REACH is expected to be approximately $14 million for the first quarter 2024.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.
We have not reconciled guidance for Medical Margin to Gross Profit or Adjusted EBITDA to net income (loss), the most comparable GAAP measures, and have not provided forward-looking guidance for net income (loss) in each case because of the uncertainty around certain items that may impact Gross Profit or net income (loss), including non-cash stock-based compensation.
Webcast and Conference Call:
agilon health will host a conference call to discuss fourth quarter and fiscal year 2023 results on Tuesday, February 27, 2024 at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (929) 526-1599 for international participants and referencing participant code 615568. A simultaneous webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,400+ PCPs that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30+ diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on X, Instagram, LinkedIn and YouTube.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding timing, outcomes and other details relating to current, pending or contemplated new markets, growth opportunities, ability to deliver sustainable long-term value, business environment, long-term opportunities and strategic growth plans, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our fiscal year and first quarter 2024 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to secure contracts with Medicare Advantage payors; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as COVID-19, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; reliance on our subsidiaries; Environmental, Social, and Governance issues; reliance on a limited number of key payors; the limited terms of contracts with our payors and our ability to renew them upon expiration; reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; lawsuits not covered by insurance; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; ability to achieve a return on your investment depends on appreciation in the price of our common stock; the material weakness in our internal control over financial reporting and our ability to remediate such material weakness; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Consolidated Balance Sheets
In thousands, except per share data

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$107,570	$465,302
Restricted cash and equivalents	6,759	10,610
Marketable securities	380,773	411,901
Receivables, net	942,461	492,364
Prepaid expenses and other current assets, net	42,513	31,572
Current assets of discontinued operations	—	39,525
Total current assets	1,480,076	1,451,274
Property and equipment, net	27,576	19,937
Intangible assets, net	63,769	18,448
Goodwill	24,133	2,513
Other assets, net	145,312	105,861
Non-current assets of discontinued operations	—	99,435
Total assets	$1,740,866	$1,697,468
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$737,724	$300,798
Accounts payable and accrued expenses	233,182	177,428
Current portion of long-term debt	6,250	5,000
Current liabilities of discontinued operations	—	51,865
Total current liabilities	977,156	535,091
Long-term debt, net of current portion	32,308	38,482
Other liabilities	70,381	82,492
Non-current liabilities of discontinued operations	—	794
Total liabilities	1,079,845	656,859

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 406,387 and 412,385 shares issued and outstanding, respectively	4,064	4,124
Additional paid-in capital	1,986,899	2,106,886
Accumulated deficit	(1,326,826)	(1,064,230)
Accumulated other comprehensive income (loss)	(2,298)	(5,560)
Total agilon health, inc. stockholders' equity (deficit)	661,839	1,041,220
Noncontrolling interests	(818)	(611)
Total stockholders’ equity (deficit)	661,021	1,040,609
Total liabilities and stockholders’ equity (deficit)	$1,740,866	$1,697,468

agilon health, inc.
Consolidated Statements of Operations
In thousands, except per share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
	(unaudited)
Revenues:
Medical services revenue	$1,053,540	$613,883	$4,307,350	$2,384,889
Other operating revenue	2,533	800	9,013	3,331
Total revenues	1,056,073	614,683	4,316,363	2,388,220
Expenses:
Medical services expense	1,155,393	551,133	4,008,659	2,093,860
Other medical expenses	(4,452)	47,659	238,034	183,000
General and administrative (including noncash stock-based compensation expense of $15,676, $9,873, $69,326 and $28,069, respectively)	64,696	70,228	285,760	207,789
Depreciation and amortization	4,735	2,686	16,043	8,949
Total expenses	1,220,372	671,706	4,548,496	2,493,598
Income (loss) from operations	(164,299)	(57,023)	(232,133)	(105,378)
Other income (expense):
Income (loss) from equity method investments	(8,018)	7,247	16,489	10,720
Other income (expense), net	7,438	7,613	27,840	13,930
Gain (loss) on lease terminations	—	—	—	(5,458)
Interest expense	(1,993)	(1,668)	(6,658)	(4,484)
Income (loss) before income taxes	(166,872)	(43,831)	(194,462)	(90,670)
Income tax benefit (expense)	(267)	(572)	(791)	(1,640)
Income (loss) from continuing operations	(167,139)	(44,403)	(195,253)	(92,310)
Discontinued operations:
Income (loss) before gain (loss) on sales and income taxes	(15,797)	(12,146)	(20,002)	(14,528)
Gain (loss) on sales of assets, net	(47,548)	—	(47,548)	—
Income tax benefit (expense)	—	—	—	(26)
Total discontinued operations	(63,345)	(12,146)	(67,550)	(14,554)
Net income (loss)	(230,484)	(56,549)	(262,803)	(106,864)
Noncontrolling interests’ share in (earnings) loss	51	83	207	311
Net income (loss) attributable to common shares	$(230,433)	$(56,466)	$(262,596)	$(106,553)

Net income (loss) per common share, basic and diluted:
Continuing operations	$(0.41)	$(0.11)	$(0.48)	$(0.22)
Discontinued operations	$(0.16)	$(0.03)	$(0.16)	$(0.04)
Weighted average shares outstanding, basic and diluted	406,477	412,103	408,917	408,154

agilon health, inc.
Consolidated Statements of Cash Flows
In thousands

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$(262,803)	$(106,864)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	20,161	13,772
Stock-based compensation expense	69,495	28,381
Loss (income) from equity method investments	(16,489)	(10,720)
Deferred income taxes and uncertain tax positions	—	532
Release of indemnification assets	—	553
(Gain) loss on sale of assets, net	47,548	—
Other noncash items	(4,044)	2,973
Changes in operating assets and liabilities:
Receivables, net	(460,365)	(204,167)
Prepaid expense and other current assets	(6,120)	(16,620)
Other assets	(397)	(205)
Medical claims and related payables	441,500	107,713
Accounts payable and accrued expenses	32,111	65,736
Other liabilities	(16,796)	(11,892)
Net cash provided by (used in) operating activities	(156,199)	(130,808)
Cash flows from investing activities:
Purchase of property and equipment	(15,830)	(15,426)
Purchase of intangible assets	(14,985)	(17,235)
Investment in loans receivable and other	(19,528)	(6,510)
Investments in marketable securities	(114,657)	(458,265)
Proceeds from maturities and sales of marketable securities and other	164,040	52,548
Net cash paid in business combination	(45,252)	—
Proceeds from sale of business and property, net of cash divested	2,193	500
Net cash provided by (used in) investing activities	(44,019)	(444,388)
Cash flows from financing activities:
Proceeds from equity issuances, net	11,867	33,056
Common stock repurchase	(200,000)	—
Repayments of long-term debt	(5,000)	(5,000)
Net cash provided by (used in) financing activities	(193,133)	28,056
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	(393,351)	(547,140)
Cash, cash equivalents and restricted cash and equivalents from continuing operations, beginning of year	475,912	1,049,373
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, beginning of year	31,768	5,447
Cash, cash equivalents and restricted cash and equivalents, beginning of year	507,680	1,054,820
Cash, cash equivalents and restricted cash and equivalents from continuing operations, end of year	114,329	475,912
Cash, cash equivalents and restricted cash and equivalents from discontinued operations, end of year	—	31,768
Cash, cash equivalents and restricted cash and equivalents, end of year	$114,329	$507,680

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Total revenues	$1,056,073	$614,683	$4,316,363	$2,388,220
Medical services expense	(1,155,393)	(551,133)	(4,008,659)	(2,093,860)
Other medical expenses(1)	4,452	(47,659)	(238,034)	(183,000)
Gross profit	$(94,868)	$15,891	$69,670	$111,360
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2023 and 2022, costs incurred in implementing geographies were $13.5 million and $13.0 million, respectively. For the twelve months ended December 31, 2023 and 2022, costs incurred in implementing geographies were $33.7 million and $23.9 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Platform support costs	$36,729	$40,921	$163,652	$127,458
Geography entry costs(1)	12,192	19,434	40,812	43,890
Severance and related costs	—	—	188	2,470
Stock-based compensation expense	15,676	9,873	69,326	28,069
Other(2)	99	—	11,782	5,902
General and administrative	$64,696	$70,228	$285,760	$207,789
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance and legal functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Gross profit(1)	$(94,868)	$15,891	$69,670	$111,360
Other operating revenue	(2,533)	(800)	(9,013)	(3,331)
Other medical expenses	(4,452)	47,659	238,034	183,000
Medical margin	$(101,853)	$62,750	$298,691	$291,029
______________________________________________________________
(1)Gross profit is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net income (loss)(1)	$(230,484)	$(56,549)	$(262,803)	$(106,864)
(Income) loss from discontinued operations, net of income taxes	63,345	12,146	67,550	14,554
Interest expense	1,993	1,668	6,658	4,484
Income tax expense (benefit)	267	572	791	1,640
Depreciation and amortization	4,735	2,686	16,043	8,949
(Gain) loss on lease terminations	—	—	—	5,458
Severance and related costs(2)	—	—	188	2,470
Stock-based compensation expense	15,676	9,873	69,326	28,069
EBITDA adjustments related to equity method investments(3)	14,268	749	22,694	3,737
Other(4)	(6,861)	(3,381)	(15,448)	(7,967)
Adjusted EBITDA	$(137,061)	$(32,236)	$(95,001)	$(45,470)
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended December 31, 2023 and 2022, (i) $13.5 million and $13.0 million, respectively, are included in other medical expenses and (ii) $12.2 million and $19.4 million, respectively, are included in general and administrative expenses. For the twelve months ended December 31, 2023 and 2022, (i) $33.7 million and $23.9 million, respectively, are included in other medical expenses and (ii) $40.8 million and $43.9 million, respectively, are included in general and administrative expenses.
(2)For the year ended December 31, 2022, includes taxes and related costs on stock option exercises for departed executives of $2.0 million.
(3)The three and twelve months ended December 31, 2023 includes $15.2 million of physician compensation expenses to reduce the physician partners’ compensation percentage in current and future years in exchange for the Company’s common stock.
(4)Includes interest income and transaction-related costs.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended December 31, 2023		Twelve Months Ended December 31, 2023
	Medicare Advantage (Consolidated)	ACO REACH (Unconsolidated)	Medicare Advantage (Consolidated)	ACO REACH (Unconsolidated)
Medical services revenue	$1,053,540	$302,692	$4,307,350	$1,160,978
Other operating revenue	2,533	—	9,013	—
Total revenues	1,056,073	302,692	4,316,363	1,160,978
Medical services expense	(1,155,393)	(282,716)	(4,008,659)	(1,024,468)
Other medical expenses	4,452	(25,016)	(238,034)	(96,154)
Gross profit	(94,868)	(5,040)	69,670	40,356
Other operating revenue	(2,533)	—	(9,013)	—
Other medical expenses	(4,452)	25,016	238,034	96,154
Medical margin	$(101,853)	$19,976	$298,691	$136,510
________________________________________________________

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 18 to the Consolidated Financial Statements in the Annual Report on Form 10-K for the period ending December 31, 2023 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

agilon health, inc.
2023 Quarterly Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended 2023
	March 31	June 30	September 30	December 31
Revenues:
Medical services revenue	$1,053,119	$1,067,234	$1,133,457	$1,053,540
Other operating revenue	1,193	1,881	3,406	2,533
Total revenues	1,054,312	1,069,115	1,136,863	1,056,073
Expenses:
Medical services expense	897,572	932,823	1,022,871	1,155,393
Other medical expenses	83,617	81,716	77,153	(4,452)
General and administrative	69,752	79,254	72,058	64,696
Depreciation and amortization	2,954	4,279	4,075	4,735
Total expenses	1,053,895	1,098,072	1,176,157	1,220,372
Income (loss) from operations	417	(28,957)	(39,294)	(164,299)
Other income (expense):
Income (loss) from equity method investments	1,376	8,472	14,659	(8,018)
Other income (expense), net	7,892	7,087	5,423	7,438
Interest expense	(1,493)	(1,555)	(1,617)	(1,993)
Income (loss) before income taxes	8,192	(14,953)	(20,829)	(166,872)
Income tax benefit (expense)	1,759	(1,073)	(1,210)	(267)
Income (loss) from continuing operations	9,951	(16,026)	(22,039)	(167,139)
Discontinued operations:
Income (loss) before gain (loss) on sales and income taxes	6,008	(769)	(9,444)	(15,797)
Gain (loss) on sales of assets, net	—	—	—	(47,548)
Total discontinued operations	6,008	(769)	(9,444)	(63,345)
Net income (loss)	15,959	(16,795)	(31,483)	(230,484)
Noncontrolling interests’ share in (earnings) loss	63	46	47	51
Net income (loss) attributable to common shares	$16,022	$(16,749)	$(31,436)	$(230,433)

Net income (loss) per common share, basic and diluted:
Continuing operations	$0.02	$(0.04)	$(0.05)	$(0.41)
Discontinued operations	$0.01	$—	$(0.02)	$(0.16)
Weighted average shares outstanding:
Basic	413,136	410,338	405,787	406,477
Diluted	426,586	410,338	405,787	406,477

Contacts
Investor Contact
Matthew Gillmor
VP, Investor Relations
investors@agilonhealth.com
Media Contact
Claire Mulhearn
Chief Communications & Public Affairs Officer
media@agilonhealth.com
Source: agilon health